                                                                    Exhibit 99-a




                     AGREEMENT AND PLAN OF REORGANIZATION

                                    between

                        VIRGINIA FINANCIAL CORPORATION

                                      and

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION


                         ____________________________

                                 June 12, 2001
                         ____________________________

                               TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----
ARTICLE 1.   THE MERGER AND RELATED MATTERS........................................   2
  1.1        The Merger............................................................   2
  1.2        Closing; Effective Date...............................................   2
  1.3        Articles of Incorporation and Bylaws of the Continuing Corporation....   2
  1.4        Name; Corporate Governance............................................   2
  1.5        Continuing Operations of the Bank Subsidiaries and Trust Company......   3
  1.6        Definitions...........................................................   4

ARTICLE 2.   MERGER CONSIDERATION; EXCHANGE PROCEDURES.............................   4
  2.1        Conversion of Shares; Exchange of Shares..............................   4
  2.2        Exchange Procedures...................................................   5
  2.3        No Fractional Shares..................................................   6
  2.4        Dividends.............................................................   6
  2.5        VCFC Stock Options; Adoption of Stock Incentive Plan..................   6
  2.6        Dissenters' Rights....................................................   7

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES........................................   8
  3.1        Disclosure Schedules..................................................   8
  3.2        Standard..............................................................   8
  3.3        Representations and Warranties........................................   8

ARTICLE 4.   COVENANTS RELATING TO CONDUCT OF BUSINESS.............................  16
  4.1        Conduct of Business Pending Merger....................................  16
  4.2        Coordination of Dividends.............................................  18
  4.3        Transition............................................................  19
  4.4        Control of Other Party's Business.....................................  19

ARTICLE 5.   ADDITIONAL AGREEMENTS.................................................  19
  5.1        Reasonable Best Efforts...............................................  19
  5.2        Access to Information; Notice of Certain Matters; Confidentiality.....  20
  5.3        Shareholder Approvals.................................................  20
  5.4        Registration Statement; Joint Proxy Statement; SEC Filings............  21
  5.5        No Other Acquisition Proposals........................................  22
  5.6        Regulatory Filings....................................................  23
  5.7        Public Announcements..................................................  23
  5.8        Accounting Treatment..................................................  23
  5.9        Affiliate Agreements..................................................  24
 5.10        Employee Benefit Plans................................................  24
 5.11        Nasdaq Listing........................................................  24
 5.12        Indemnification.......................................................  24
 5.13        Employment Arrangements...............................................  25
 5.14        Takeover Laws and Provisions..........................................  25

   5.15      Rights Agreement......................................................  25
   5.16      Dividend Reinvestment Plan............................................  26

ARTICLE 6.   CONDITIONS TO THE MERGER..............................................  26
   6.1       General Conditions....................................................  26
   6.2       Conditions to Obligations of VFNL.....................................  27
   6.3       Conditions to Obligations of VCFC.....................................  27

ARTICLE 7.   TERMINATION...........................................................  28
   7.1       Termination...........................................................  28
   7.2       Effect of Termination.................................................  28
   7.3       Survival of Representations, Warranties and Covenants.................  29
   7.4       Fees and Expenses.....................................................  29

ARTICLE 8.   GENERAL PROVISIONS....................................................  29
   8.1       Entire Agreement......................................................  29
   8.2       Binding Effect; No Third Party Rights.................................  30
   8.3       Waiver and Amendment..................................................  30
   8.4       Governing Law.........................................................  30
   8.5       Notices...............................................................  30
   8.6       Counterparts..........................................................  31
   8.7       Severability..........................................................  31

                               LIST OF EXHIBITS
                               ----------------

EXHIBIT A --    Plan of Merger
EXHIBIT B --    Stock Option Agreement for VFNL (not included)
EXHIBIT C --    Stock Option Agreement for VCFC (not included)
EXHIBIT D --    Form of Articles of Incorporation of the Continuing Corporation
                (not included)
EXHIBIT E --    Form of Bylaws of the Continuing Corporation (not included)
EXHIBIT F --    Form of Affiliate Agreement (not included)


                            INDEX OF DEFINED TERMS
                            ----------------------

Agreement........................................................................       Introduction
Average Closing Price............................................................        Section 2.3
Bank Subsidiaries................................................................     Section 1.5(a)
Benefits Plans...................................................................  Section 3.3(m)(i)
Closing Date.....................................................................        Section 1.2
Code.............................................................................     Section 2.5(a)
Continuing Corporation............................................................       Section 1.1
Continuing Corporation Common Stock..............................................     Section 2.1(a)
GAAP.............................................................................     Section 3.3(f)

Effective Date ..............................................................           Section 1.2
Employment Agreement ........................................................        Section 1.5(f)
ERISA .......................................................................            3.3(m)(ii)
Exchange Act.................................................................        Section 3.3(f)
Exchange Agent...............................................................        Section 2.2(a)
Exchange Ratio...............................................................        Section 2.1(a)
Joint Proxy Statement........................................................        Section 5.4(a)
Merger.......................................................................           Section 1.1
New Certificates.............................................................        Section 2.4(a)
Old Certificates.............................................................        Section 2.4(a)
OREO.........................................................................   Section 3.3(o)(iii)
Plan of Merger...............................................................              Recitals
Registration Statement.......................................................        Section 5.4(a)
Regulatory Filings...........................................................        Section 3.3(f)
Requisite Regulatory Approvals...............................................        Section 5.6(a)
Rights.......................................................................        Section 3.3(d)
SEC..........................................................................        Section 3.3(f)
Securities Act...............................................................        Section 3.3(f)
Stock Option Agreements......................................................              Recitals
Tax Returns..................................................................        Section 3.3(k)
Taxes........................................................................        Section 3.3(k)
Trust Company................................................................        Section 1.5(b)
VCFC.........................................................................          Introduction
VCFC Affiliates..............................................................           Section 5.9
VCFC Common Stock............................................................        Section 2.1(a)
VCFC Directors...............................................................           Section 1.4
VCFC Rights..................................................................          Section 5.15
VCFC Rights Agreement........................................................        Section 3.3(u)
VCFC Stock Option............................................................        Section 2.5(a)
VCFC Stock Plan..............................................................        Section 2.5(a)
VCFC Stock Option Agreement..................................................              Recitals
VCFC Stock Unit..............................................................        Section 2.5(a)
VFNL.........................................................................          Introduction
VFNL Affiliates..............................................................           Section 5.9
VFNL Common Stock............................................................        Section 2.1(b)
VFNL Directors...............................................................        Section 1.4(b)
VFNL Stock Option Agreement..................................................              Recitals
VSCA.........................................................................           Section 1.1
Virginia Financial Group, Inc................................................              Recitals

                     AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 12, 2001, between VIRGINIA FINANCIAL CORPORATION, a Virginia corporation ("VFNL"), and VIRGINIA COMMONWEALTH FINANCIAL CORPORATION, a Virginia corporation ("VCFC").

                                  WITNESSETH:

       WHEREAS, the Boards of Directors of VFNL and VCFC deem it advisable and in the best interests of each corporation and its respective shareholders that VFNL and VCFC affiliate in a merger of equals transaction as provided herein, and not in a transaction structured as an acquisition of one by the other, in order to advance their long-term strategic business interests;

       WHEREAS, the Boards of Directors of VFNL and VCFC believe that the larger banking enterprise that will result from this affiliation will be more diversified; more competitive than either company alone; able to offer a wider and improved array of financial services; and better positioned to meet the competitive challenges arising from recent and expected changes in the financial services industry;

       WHEREAS, the Boards of Directors of VFNL and VCFC further believe that this affiliation is in the best interests of the communities they serve and their respective employees;

       WHEREAS, the Boards of Directors of VFNL and VCFC have unanimously approved the strategic business affiliation of their companies through the merger of VCFC and VFNL and the continued operation of the combined company under the name "Virginia Financial Group, Inc." pursuant to and subject to the terms and conditions of this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger");

       WHEREAS, as a condition and inducement to VCFC's willingness to enter into this Agreement and the VCFC Stock Option Agreement (as defined in the following sentence), VFNL will grant to VCFC an option pursuant to a stock option agreement (the "VFNL Stock Option Agreement"), and as a condition and inducement to VFNL's willingness to enter into this Agreement and the VFNL Stock Option Agreement, VCFC will grant to VFNL an option pursuant to a stock option agreement (the "VCFC Stock Option Agreement" and, together with the VFNL Stock Option Agreement, the "Stock Option Agreements"), the forms of which are attached hereto as Exhibit B and Exhibit C, and the Stock Option Agreements will be entered into immediately following the execution and delivery of this Agreement; and

       WHEREAS, the parties desire to provide for certain conditions, representations, warranties and other agreements in connection with the transactions contemplated hereby.

       NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1
                        The Merger and Related Matters

       1.1    The Merger.

       At the Effective Date, VCFC and VFNL will merge pursuant to the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Merger"). As provided in Section 1.4 below, the name of the company resulting from the Merger will be "Virginia Financial Group Inc." (referred to herein as the "Continuing Corporation" whenever reference is made to it as of the Effective Date or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

       1.2    Closing; Effective Date.

       The Merger will become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission effecting the Merger (the "Effective Date"). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur on or before November 1, 2001 or on such other date as the parties may agree in writing. All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties at the closing date of the Merger (the "Closing Date"), which shall be held on or before the Effective Date. At or after the Closing Date, VFNL and VCFC will execute and deliver to the Virginia State Corporation Commission Articles of Merger containing the Plan of Merger.

       1.3    Articles of Incorporation and Bylaws of the Continuing
              Corporation.

       The Articles of Incorporation and Bylaws of the Continuing Corporation will be in the form attached hereto as Exhibits D and E, respectively.

       1.4    Name; Corporate Governance.

       (a) The name of the Continuing Corporation will be "Virginia Financial Group, Inc." or such other name as may be selected by the mutual agreement of VCFC and VFNL, which will require the affirmative vote of at least two-thirds of the members of each of their respective Boards of Directors.

       (b) At the Effective Date, the Continuing Corporation's Board of Directors will be comprised of 16 directors, to consist of eight current members of the VCFC Board designated by VCFC before the Effective Date (and shall include O.R. Barham, Jr., as the current President and Chief Executive Officer of VCFC) (the "VCFC Directors"), and eight current members of the VFNL Board designated by VFNL before the Effective Date

(and shall include Harry V. Boney, Jr., as the current President and Chief Executive Officer of VFNL) (the "VFNL Directors"). The VCFC Directors and VFNL Directors will be split as equally as possible among the three classes of directors to serve staggered terms. The members of the Continuing Corporation's Board of Directors as of the Effective Date will serve as directors until their respective successors are duly elected and qualified in accordance with the Continuing Corporation's Articles of Incorporation, Bylaws and applicable law.

       (c) It is the intent of the parties that the Board of Directors of the Continuing Corporation be gradually reduced in size over the course of the next few years, with the stated objective that, by the annual meeting of shareholders in 2003, the Board of Directors of the Continuing Corporation will be comprised of 12 directors.

       (d) At the Effective Date, the Executive Committee of the Board of Directors of the Continuing Corporation will be comprised of four directors, consisting of Harry V. Boney, Jr. (Chairman), O. R. Barham, Jr., and two additional directors who will be separately designated by each of VCFC and VFNL. The initial Vice Chairman of the Executive Committee will be a current member of the VCFC Board of Directors and designated by VCFC before the Effective Date. Thereafter, and in accordance with the Bylaws of the Continuing Corporation, appointment to the Executive Committee and to the positions of Chairman and Vice Chairman will require the affirmative vote of at least two-thirds of the Board of Directors of the Continuing Corporation.

       (e) The Board of Directors of the Continuing Corporation will take such actions as are necessary to cause the following persons to be elected or appointed to the following offices of the Continuing Corporation as of the Effective Date: (i) Harry V. Boney, Jr., as Chairman of the Board of Directors;
(ii) O. R. Barham, Jr., as President and Chief Executive Officer; and (iii) Jeffrey W. Farrar, as Executive Vice President and Chief Financial Officer.

       (f) The Continuing Corporation will have dual headquarters located in Staunton and Culpeper, Virginia.

       1.5    Continuing Operations of the Bank Subsidiaries and Trust Company.

       (a) The respective names, corporate structures and banking offices of the banking subsidiaries of VCFC and VFNL (the "Bank Subsidiaries") as of the date hereof, and the directors, officers and employees of the Bank Subsidiaries immediately before the Effective Date, will not change as a result of the Merger.

       (b) As soon as practicable after the Effective Date, the Continuing Corporation will take all appropriate action necessary to: (i) change the name of Virginia Commonwealth Trust Company, a Virginia corporation and wholly-owned trust subsidiary of VCFC, to a new name approved by at least a two-thirds vote of the Continuing Corporation's Board of Directors (the "Trust Company"); (ii) elect six members to the Board of Directors of the Trust Company, three of whom will be designated by the VCFC Directors and three of whom will be designated by the VFNL Directors; (iii) appoint Thomas A. Davis as President of the Trust Company and J. Quintin Mullins as Executive Vice President and Chief Operating Officer of the Trust Company; and (iv) consolidate the trust operations of Planters Bank & Trust Company of Virginia, a Virginia corporation and wholly-owned banking subsidiary of VFNL, with and into the Trust Company.

       1.6    Definitions.

       Any term defined in this Agreement and the Plan of Merger shall have the meaning ascribed to it for purposes of this Agreement. In addition:

       (a) The term "Knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

       (b) The term "Material Adverse Effect" on VCFC or VFNL means an event, change, or occurrence which, individually or together with any other event, change, or occurrence, (i) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations or business of VCFC or VFNL and their respective Subsidiaries taken as a whole, or (ii) materially impairs the ability of VCFC or VFNL to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that Material Adverse Effect shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory requirements applicable to financial institutions, and (z) actions and omissions of VCFC or VFNL taken with the prior written consent of the other in contemplation of the transactions contemplated hereby.

       (c) The term "Subsidiaries" means all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

                                   ARTICLE 2
                   Merger Consideration; Exchange Procedures

       2.1    Conversion of Shares; Exchange of Shares.

       At the Effective Date, by virtue of the Merger and without any action on the part of the shareholders of VCFC and VFNL, as the case may be, such shareholders will be entitled to the following:

       (a) Each share of common stock, par value $2.50 per share, of VCFC ("VCFC Common Stock") issued and outstanding immediately before the Effective Date (other than dissenting shares as provided for in Section 2.6) will cease to be outstanding and will be converted into and exchanged for 1.4391 shares of common stock, par value $5.00 per share, of the Continuing Corporation ("Continuing Corporation Common Stock") pursuant to the terms and conditions set forth in this Agreement and Plan of Merger (the "Exchange Ratio"). Each holder of a certificate representing shares of VCFC Common Stock, upon the surrender of such certificates to the Continuing Corporation, duly endorsed for transfer in accordance with Section 2.2, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Continuing Corporation Common Stock that such VCFC shares will be converted into pursuant to the Exchange Ratio. Each such holder of VCFC Common Stock will have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2.

       (b) Each share of common stock, par value $5.00 per share, of VFNL ("VFNL Common Stock") issued and outstanding immediately before the Effective Date (other than dissenting shares as provided for in Section 2.6) will remain an issued and outstanding share of the Continuing Corporation. Each holder of a certificate representing shares of VFNL Common Stock, upon the surrender of such certificates to the Continuing Corporation, duly endorsed for transfer in accordance with Section 2.2, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Continuing Corporation Common Stock equal to the number of shares of VFNL Common Stock that were outstanding in such holders name immediately before the Effective Date. Each such holder of VFNL Common Stock will have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 upon the surrender of such certificate in accordance with Section 2.2.

       (c) In the event VFNL or VCFC changes (or establishes a record date for changing) the number of shares of its common stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding common stock, and the record date therefor shall be before the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

       2.2    Exchange Procedures.

       (a) Promptly after the Effective Date, the Continuing Corporation will cause its transfer agent, or such other transfer agent or depository or trust institution of recognized standing approved by VFNL and VCFC (in such capacity, the "Exchange Agent"), to send to each former shareholder of record of VCFC immediately before the Effective Date transmittal materials for use in exchanging such shareholder's certificates of VCFC Common Stock based upon the Exchange Ratio.

       (b) Promptly after the Effective Date, the Continuing Corporation will cause the Exchange Agent to send to each shareholder of record of VFNL immediately before the Effective Date transmittal materials for use in exchanging such shareholder's certificates of

VFNL Common Stock for certificates representing an equal number of shares of the Continuing Corporation Common Stock.

       (c) After the Effective Date, there will be no transfers of shares of VCFC Common Stock or VFNL Common Stock on the stock transfer books of VCFC, VFNL or the Continuing Corporation, and shares of VCFC Common Stock and VFNL Common Stock presented to the Continuing Corporation for any reason will be canceled and exchanged in accordance with this Article 2.

       (d) VFNL, VCFC, the Continuing Corporation or the Exchange Agent will not be liable to any former holder of VCFC Common Stock or VFNL Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

       2.3    No Fractional Shares.

       The Continuing Corporation will issue cash in lieu of fractional shares to the holders of VCFC Common Stock on the basis of the Average Closing Price of VFNL Common Stock. As used herein, "Average Closing Price" shall mean the average of the closing price of VFNL Common Stock as reported on the OTC Bulletin Board for each of the five trading days during which VFNL Common Stock actually traded immediately preceding the Effective Date.

       2.4    Dividends.

       No dividend or other distribution payable to the holders of record of VCFC Common Stock or VFNL Common Stock at or as of any time after the Effective Date will be paid to the holder of any certificate representing shares of such common stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate (or customary indemnity if any of such certificate is lost, stolen or destroyed) for exchange as provided in Section
2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

       2.5    VCFC Stock Options; Adoption of Stock Incentive Plan.

       (a) At the Effective Date, each outstanding stock option to purchase shares of VCFC Common Stock (a "VCFC Stock Option"), and each outstanding restricted stock unit (a "VCFC Stock Unit") issued pursuant to the Virginia Commonwealth Financial Corporation 1998 Incentive Stock Plan (the "VCFC Stock Plan"), whether vested or unvested, will be assumed by the Continuing Corporation. Each VCFC Stock Option that is then outstanding and unexercised shall be converted into and become an option to purchase shares of the Continuing Corporation Common Stock, and the Continuing Corporation shall assume each such VCFC Stock Option in accordance with the terms of the VCFC Stock Plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such VCFC Stock Option assumed by the Continuing Corporation may be exercised solely to purchase shares of the Continuing Corporation Common Stock, (ii) the number of shares of the Continuing Corporation Common Stock purchasable upon exercise of such VCFC Stock Option shall be equal to the number of shares of VCFC Common Stock that were purchasable under such VCFC Stock Option immediately before the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iii) the per share exercise price under each such VCFC Stock Option shall be adjusted by dividing the per share exercise price of each such VCFC Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each VCFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to the Continuing Corporation Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, each VCFC Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code.

       (b) Each holder of a VCFC Stock Unit will be entitled to that number of restricted stock units of the Continuing Corporation determined by multiplying the number of VCFC Stock Units held by such holder immediately prior to the Effective Date by the Exchange Ratio.

       (c) As soon as practicable after the Effective Date, the Continuing Corporation will deliver to the holders of VCFC Stock Options and VCFC Stock Units an appropriate notice setting forth such holders' rights pursuant to the VCFC Stock Plan and the agreements evidencing the grants of VCFC Stock Options and VCFC Stock Units, as the case may be.

       (d) As of the Effective Date, the Continuing Corporation will adopt an incentive stock plan substantially in the form of the VCFC Stock Plan providing for the granting of stock options and other stock benefits.

       (e) The Continuing Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Continuing Corporation Common Stock for delivery upon exercise of the VCFC Stock Options assumed by it in accordance with this Section 2.5. As soon as practicable after the Effective Date, the Continuing Corporation will file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of VCFC Common Stock subject to such options and shall maintain the effectiveness of such registration statement (and the current status of the prospectus contained therein) for so long as such options remain outstanding.

       2.6    Dissenters' Rights.

       Shareholders of VCFC and VFNL who object to the Merger will be entitled to the rights and remedies set forth in Sections 13.1-729 through 13.1-741 of the VSCA.

                                   ARTICLE 3
                        Representations and Warranties

       3.1    Disclosure Schedules.

     Before entering into this Agreement, VCFC delivered to VFNL a schedule, and VFNL delivered to VCFC a schedule (respectively, each schedule a "Disclosure Schedule"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 3.3 or to one or more of its covenants contained in Article 4; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by a party that such item is material or was required to be disclosed therein. For the purposes of this Agreement, the term "Previously Disclosed" shall mean information set forth in a Disclosure Schedule.

     3.2    Standard.

     For all purposes of this Agreement, no representation or warranty of VCFC or VFNL contained in Section 3.3 (other than the representations and warranties contained in Section 3.3(d) and 3.3(e), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 (applied for this purpose without regard to any individual reference to "materiality" or "material adverse effect") has had or is reasonably likely to have a Material Adverse Effect with respect to VCFC or VFNL, as the case may be.

     3.3    Representations and Warranties.

     VCFC hereby represents and warrants to VFNL, and VFNL hereby represents and warrants to VCFC, to the extent applicable, as follows:

     (a) Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreements, and to consummate the transactions contemplated hereby and thereby. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

     (b) Subsidiaries. Each of its Subsidiaries (i) is a duly organized corporation, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on it on a consolidated basis. The outstanding shares of capital stock of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person.

     (c)    Authorized and Effective Agreements.

            (i) Subject only to receipt of the requisite stockholder vote of this Agreement and the Plan of Merger, this Agreement, the Plan of Merger and the Stock Option Agreements and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of it on or before the date hereof. This Agreement, the Plan of Merger and the Stock Option Agreements are its valid and legally binding obligations, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

            (ii) Neither the execution and delivery of this Agreement, the Plan of Merger and the Stock Option Agreements, nor the consummation of the transactions contemplated herein or therein, nor compliance by it with any of the provisions hereof or thereof will: (A) conflict with or result in a breach of any provision of its articles of incorporation or bylaws; (B) except as Previously Disclosed in its Disclosure Schedule, constitute or result in
--------------------
the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound, or (3) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

            (iii) As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

     (d) VCFC Stock. The authorized capital stock of VCFC consists of: (i) 1,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding; and (ii) 5,000,000 shares of common stock, par value $2.50 per share, of which 2,309,830 shares are issued and outstanding as of this date. All outstanding shares of VCFC Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, there are stock options and restricted stock grants held by employees of VCFC that represent rights to purchase a total of 52,998 shares of VCFC Common Stock. As of the date of this Agreement, there are not any shares of capital stock of VCFC reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which VCFC is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights"), except as contemplated by the VCFC Stock Plan and as Previously
                                                                ----------
Disclosed in its Disclosure Schedule (which includes copies of the stock option
---------
plans and individual stock option agreements pursuant to which employees of VCFC may exercise stock options).

     (e) VFNL Stock. The authorized capital stock of VFNL consists of 10,000,000 shares of common stock, par value $5.00 per share, of which 3,979,843 shares are issued and outstanding as of this date. All outstanding shares of VFNL Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, there are not any shares of capital stock of VFNL reserved for issuance, or any outstanding or authorized Rights, except as Previously Disclosed in its Disclosure Schedule.
                  --------------------

     (f) Financial Reports and Regulatory Documents. Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1999 and 2000, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the form filed (collectively, its "Regulatory Filings") with the Securities and Exchange Commission (the "SEC") as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

     (g) Absence of Material Changes and Events. Since December 31, 2000, and except as Previously Disclosed in its Disclosure Schedule, there has been no
          --------------------
change in the financial condition or results of operations of it or its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     (h) Absence of Undisclosed Liabilities. Since December 31, 2000, it has not incurred any liability (contingent or otherwise) that is material to it on a consolidated basis or that, when combined with all similar liabilities, would be material to it on a consolidated basis, except as Previously Disclosed in its Disclosure Schedule or as disclosed
                 --------------------
in its Regulatory Filings and except for liabilities incurred in the ordinary course of business consistent with past practice.

     (i) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (j)  Legal Proceedings; Compliance with Laws. Except as Previously
                                                             ----------
Disclosed in its Disclosure Schedule, there are no actions, suits or proceedings
---------
instituted or pending or, to its Knowledge, threatened against it or any of its Subsidiaries or against any of its or its Subsidiaries' properties, assets, interests or rights, or against any of its or its Subsidiaries' officers, directors or employees that would, if determined adversely to it or any Subsidiary, have a Material Adverse Effect on it on a consolidated basis. To its Knowledge, it and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

     (k) Tax Matters. It and each of its Subsidiaries have filed all federal, state and local tax returns and reports ("Tax Returns") required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by it or any of its Subsidiaries have been paid, are reflected as a liability in its Regulatory Filings, or are being contested in good faith and have been Previously Disclosed in its Disclosure Schedule.
                            --------------------
Except as Previously Disclosed in its Disclosure Schedule, no tax return or
          --------------------
report filed by it or any of its Subsidiaries is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against it or any of its Subsidiaries by any taxing authority. As used herein, "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     (l)  Property. Except as Previously Disclosed in its Disclosure Schedule or
                              --------------------
reserved against as disclosed in its Regulatory Filings, it and each of its Subsidiaries have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in its Regulatory Filings as of December 31, 2000 or acquired after such date. To its Knowledge, all buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. To its Knowledge, the buildings, structures, and appurtenances owned, leased, or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

     (m)  Employee Benefit Plans.

          (i)    It has Previously Disclosed in its Disclosure Schedule all
                        --------------------
employee benefit plans and programs, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees (collectively, the "Benefit Plans").

          (ii) None of its Benefit Plans is a "multi-employer plan" as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (iii)  Except as Previously Disclosed in its Disclosure Schedule, all
                           --------------------
of its Benefit Plans are in compliance in all material respects with applicable laws and regulations, and it has administered its Benefit Plans in accordance with applicable laws and regulations in all material respects.

          (iv)   Each Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter, or a filing has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service.

          (v) VCFC has made available to VFNL, and VFNL has made available to VCFC, copies of all of its Benefit Plans and, where applicable, summary plan descriptions, and annual reports required to be filed within the last three years pursuant to ERISA or the Code with respect to its Benefit Plans.

          (vi) To its Knowledge, it has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

          (vii) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any of its Benefit Plans.

          (viii) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Code section 280G. Except as Previously Disclosed in its Disclosure Schedule, no
                        --------------------
Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

          (ix) It has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

     (n) Insurance. It and each of its Subsidiaries currently maintains insurance in amounts reasonably necessary for its operations and, to its Knowledge, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 2001, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries.

     (o)  Loans; Allowance for Loan Losses.

          (i)    Except as Previously Disclosed in its Disclosure Schedule, to
                           --------------------
its Knowledge each loan reflected as an asset in its Regulatory Filings (A) is evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens and security interests which have been perfected, (C) is the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect, and (D) in all material respects was made in accordance with it's standard loan policies.

          (ii)   It has Previously Disclosed in its Disclosure Schedule the
                        --------------------
aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of it and each of its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified" or words of similar import. VCFC and VFNL shall promptly, on a periodic basis, inform the other party hereto of any such classification arrived at any time after the date hereof.

          (iii) The real property classified as other real estate owned ("OREO") included in non-performing assets in its Regulatory Filings is carried net of reserve at the lower of cost or market value based on independent appraisals.

          (iv) The allowance for loan losses reflected on the statements of financial condition included in its Regulatory Filings, as of their respective dates, is adequate in all material respects under the requirements of GAAP and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

     (p)  Environmental Matters.

          (i)    Except as Previously Disclosed in its Disclosure Schedule, it
                           --------------------
and each of its Subsidiaries are in substantial compliance with all Environmental Laws (as defined below). Neither it nor any of its Subsidiaries has received any communication alleging that it or such Subsidiary is not in such compliance and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (ii) Neither it nor any of its Subsidiaries has received notice of pending, and are not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law,
(C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          (iii) With respect to all real and personal property owned or leased by it or any of its Subsidiaries, or all real and personal property which it or any of its Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, it will promptly provide the other party hereto with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which will be Previously Disclosed in its Disclosure Schedule). It
                         --------------------
and all of its Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

          (iv) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          (v) For purposes of this Agreement, the following terms shall have the following meanings:

                 (A) "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

                 (B) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

                 (C) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     (q) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     (r) Takeover Laws and Provisions. It has taken all action necessary to exempt this Agreement, the Plan of Merger, the Stock Option Agreements and the transactions contemplated hereby and thereby from the requirements of any "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws"), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any "determination date" with respect to
it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby (and the Stock Option Agreements and the transactions contemplated thereby) comply with, and this Agreement and the transactions contemplated hereby (and the Stock Option Agreements and the transactions contemplated thereby) do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning "business combination," "fair price," "voting requirement,"

"constituency requirement" or other related provisions (collectively, "Takeover Provisions").

     (s) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement and the Stock Option Agreements, VCFC has retained Scott & Stringfellow, Inc. as its financial advisor and VFNL has retained Baxter Fentriss & Company as its financial advisor, the arrangements with which have been disclosed to the other party before the date of this Agreement. As of the date hereof: (i) VCFC has received a written opinion of Scott & Stringfellow, Inc. to the effect that the Exchange Ratio is fair from a financial point of view to holders of VCFC Common Stock, and (ii) VFNL has received a written opinion of Baxter Fentriss & Company to the effect that the Exchange Ratio is fair from a financial point of view to holders of VFNL Common Stock.

     (t) Tax Treatment; Accounting Treatment. As of the date hereof, it is not aware of any reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code or may not be accounted for as "pooling of interests" under GAAP.

     (u) VCFC Stockholder Rights Plan. The Board of Directors of VCFC has amended the Rights Agreement, dated as of September 10, 1998, between Second National Financial Corporation (the predecessor of VCFC) and Registrar and Transfer Company, as rights agent (the "VCFC Rights Agreement"), in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement and the VCFC Stock Option Agreement.

                                   ARTICLE 4
                   Covenants Relating to Conduct of Business

     4.1  Conduct of Business Pending Merger.

     VCFC and VFNL each agrees that from the date hereof until the Effective Date, except as expressly contemplated by this Agreement or the Stock Option Agreements or as Previously Disclosed in a Disclosure Schedule, without the
                 --------------------
prior written consent of the other party (which consent will not be unreasonably withheld or delayed) it will not, and will cause each of its Subsidiaries not to:

     (a) Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or the Stock Option Agreements or to consummate the transactions contemplated hereby.

     (b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of VFNL or VCFC to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

     (c)  Other than pursuant to stock options Previously Disclosed in its
                                               --------------------
Disclosure Schedule and currently outstanding as of the date hereof, or pursuant to the Stock Option Agreements: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights; (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

     (d) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice; provided, however, that notwithstanding the above, each party will use its reasonable best efforts to obtain waivers of any contractual change of control rights triggered by this transaction from any employee having such rights.

     (e) Enter into or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder, except in the ordinary course of its business or as otherwise specifically permitted or required in this Agreement.

     (f) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement.

     (g) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) regular quarterly dividends on its common stock at a rate equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

     (h) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals (as such term is defined in Section 5.6 hereof) will be more difficult to obtain.

     (i) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

     (j) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except as may be required by applicable law or regulation; provided, that nothing in this Section 4.1(j) shall preclude either party from exercising its respective rights under the Stock Option Agreements.

     (k) Change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by applicable law.

     (l)  Alter, amend or repeal its bylaws or articles of incorporation.

     (m) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

     (n)  Agree or commit to do anything prohibited by this Section 4.1.

     4.2  Coordination of Dividends.

     (a) Until the Effective Date, VCFC and VFNL will coordinate on the declaration of any dividends or other distributions with respect to VCFC Common Stock and VFNL Common Stock and the related record dates and payment dates, it being intended that VCFC and VFNL shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of VCFC Common Stock or VFNL Common Stock (including any shares of the Continuing Corporation Common Stock received in exchange therefor in the Merger), as the case may be; provided that each party shall in all events be permitted to set a record date for the payment of its regular third quarter dividend (in such amount permitted by Section 4.1(g)(ii)) before the Closing Date.

     (b) It is the intent of VCFC and VFNL that the Continuing Corporation will pay an initial annual dividend of $0.72 a share, or $0.18 a share per quarter subject to, among other things: (i) applicable federal and state law and regulations; (ii) the earnings and financial condition of the Continuing Corporation; (iii) the ongoing approval thereof by the Continuing Corporation's Board of Directors; and (iv) general economic conditions.

     4.3  Transition.

     In order to facilitate the integration of the operations of VCFC and VFNL and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of VCFC and VFNL shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

     4.4  Control of Other Party's Business.

     Nothing contained in this Agreement (including, without limitation, Section 4.3) shall give VFNL directly or indirectly, the right to control or direct the operations of VCFC and nothing contained in this Agreement shall give VCFC, directly or indirectly, the right to control or direct the operations of VFNL prior to the Effective Date. Prior to the Effective Date, each of VCFC and VFNF shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

                                   ARTICLE 5
                             Additional Agreements

     5.1  Reasonable Best Efforts.

     Subject to the terms and conditions of this Agreement, VFNL and VCFC agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

     5.2  Access to Information; Notice of Certain Matters; Confidentiality.

     (a) VFNL and VCFC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. VFNL and VCFC each may make or cause to be made such further investigation of the operational, financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Merger, provided, however, that such investigation shall not interfere unnecessarily with normal operations. VFNL and VCFC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request (other than reports, documents or other information that such party is not permitted to disclose under applicable law). No investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, such party hereto.

     (b) VFNL and VCFC shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     (c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party to the extent required by, and in accordance with, the provisions of the letters, dated May 2, 2001, between VCFC and VFNL (the "Confidentiality Agreements"), which Confidentiality Agreements will remain in full force and effect and are hereby incorporated herein. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

     5.3  Shareholder Approvals.

     (a) The VCFC Board and the VFNL Board each will submit to their shareholders this Agreement and the Plan of Merger and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, VCFC and VFNL each will take, in accordance with applicable law and their respective articles of incorporation and bylaws, all action necessary to convene a special meeting of its shareholders (including any adjournment or postponement, the "VCFC Meeting" and the "VFNL Meeting", respectively), as promptly as practicable, to consider and vote upon approval of this Agreement and the Plan of Merger as well as any other such related matters. The VCFC Board and the VFNL Board each will support and recommend such approval. However, if either the VCFC Board or the VFNL Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of a conflict of interest or other special circumstance, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to support or recommend the Merger, then such board shall not be obligated to recommend the approval of this Agreement and Plan of Merger.

     (b) VCFC and VFNL will each use their reasonable best efforts to cause the VCFC Meeting and the VFNL Meeting to be held on the same date.

     5.4  Registration Statement; Joint Proxy Statement; SEC Filings.

     (a) VCFC and VFNL will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made. VFNL also will prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by VFNL with the SEC in connection with the issuance of VFNL Common Stock in the Merger, and the parties will jointly prepare the joint proxy statement and prospectus and other proxy solicitation materials of VCFC and VFNL constituting a part thereof (the "Joint Proxy Statement") and all related documents. The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, VCFC and VFNL agree to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable. Each of VCFC and VFNL will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. VFNL also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carryout the transactions contemplated by this Agreement. VCFC agrees to furnish to VFNL all information concerning VCFC, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

     (b) VCFC and VFNL each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the VCFC Meeting or the VFNL Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. VCFC and VFNL each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

     (c) VFNL will advise VCFC, promptly after VFNL receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of VFNL Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     5.5  No Other Acquisition Proposals.

     (a) Without limitation on any of such party's other obligations under this Agreement, each of VCFC and VFNL agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.5 shall prohibit VCFC or VFNL from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (i) such party's board of directors concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would more likely than not constitute a breach of its fiduciary duties to shareholders under applicable law, (ii) before taking such action, such party receives from such person or entity an executed confidentiality agreement, and (iii) such party's board of directors concludes in good faith that the proposal regarding the Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately notify the other party orally and in writing of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry.

     (b) For purposes of this Agreement, (i) an "Acquisition Transaction" means any of the following transactions involving VCFC or VFNL, as the case may be, other than as contemplated by this Agreement: a merger, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of its assets, and (ii) a "Superior Proposal" means a bona fide written proposal for an Acquisition Transaction that the Board of Directors of VCFC or VFNL, as the case may be, concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (A) is more favorable to the shareholders of VCFC or VFNL, as the case may be, from a financial point of view, than the Merger and
(B) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed.

     5.6  Regulatory Filings.

     (a) VCFC and VFNL and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (as defined below) and all third parties necessary to consummate the transactions contemplated by this Agreement (the "Requisite Regulatory Approvals") and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of VCFC and VFNL will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. For the purposes of this Agreement, a "Governmental Authority" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

     (b) VCFC and VFNL will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transaction contemplated by this Agreement.

     5.7  Public Announcements.

     VCFC and VFNL will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or rules established by the Nasdaq Stock Market.

     5.8  Accounting Treatment.

  VFNL and VCFC shall each use their best efforts to ensure that the Merger qualifies for pooling-of-interests accounting treatment.

     5.9  Affiliate Agreements.

     VCFC has identified to VFNL all persons who are, as of the date hereof, directors or executive officers of VCFC (the "VCFC Affiliates"), and VFNL has identified to VCFC all persons who are, as of the date hereof, directors or executive officers of VFNL (the "VFNL Affiliates"). A written agreement in the form of Exhibit F hereto has been delivered to VFNL from each VCFC Affiliate and to VCFC from each VFNL Affiliate.

     5.10 Employee Benefit Plans.

     VCFC and VFNL agree that, unless otherwise mutually determined, the VCFC Benefit Plans and the VFNL Benefit Plans in effect at the date of this Agreement will remain in effect after the Effective Date with respect to employees covered by such plans at the Effective Date, and the parties agree to negotiate in good faith to formulate common Benefit Plans for the Continuing Corporation and its Subsidiaries that provide retirement, health and related benefits for services after the Effective Date on a basis that does not discriminate between employees who were covered by the VCFC Benefit Plans and employees who were covered by the VFNL Benefit Plans, and giving effect to years of service for purposes of eligibility to participate, eligibility for benefits and vesting and limiting preexisting condition exclusions in accordance with the Health Insurance Portability and Accountability Act of 1996.

     5.11 Nasdaq Listing.

     VFNL and VCFC will use all reasonable best efforts to cause the shares of VFNL Common Stock, including those shares to be issued to the shareholders of VCFC in the Merger (subject to official notice of issuance), to be approved for listing on the Nasdaq National Market, as promptly as practicable, and in any event before the Effective Date.

     5.12 Indemnification.

     Following the Effective Date, the Continuing Corporation shall indemnify, defend and hold harmless any person who has rights to indemnification from VCFC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and VCFC's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or before the Effective Date. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation and the indemnified party. The Continuing Corporation shall use its reasonable best efforts to maintain VCFC's existing directors' and officers' liability policy, or some other policy, including VFNL's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of VCFC for a period of six years after the Effective Date on terms no less favorable than those in effect on the date hereof.

     5.13 Employment Arrangements.

     (a) The Continuing Corporation will, as of and after the Effective Date, assume and honor all employment agreements, severance agreements and deferred compensation agreements that VCFC and VFNL and their respective Subsidiaries have with their current and former officers and directors and which have been Previously Disclosed in a Disclosure Schedule, except to the extent any such
--------------------
agreements shall be superseded on or after the Effective Date.

     (b) The Continuing Corporation will enter into mutually acceptable employment agreements, which will become effective as of the Effective Date, with Harry V. Boney, Jr., O. R. Barham, Jr. and Jeffrey W. Farrar, and VCFC and VFNL agree to use their reasonable best efforts to finalize the employment agreements no later than July 15, 2001.

     (c) VCFC will use its reasonable best efforts to obtain appropriate agreements and waivers from certain of its officers and its Subsidiaries' officers that the Merger will not constitute a change in control within the meaning of their respective employment or change in control agreements.

     5.14 Takeover Laws and Provisions.

     No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

     5.15 Rights Agreement.

     The Board of Directors of VCFC will take all necessary action (including amending the VCFC Rights Agreement) in order to render the rights distributed to the holders of VCFC Common Stock pursuant to the VCFC Rights Agreement (the "VCFC Rights") inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. Except in connection with the foregoing sentence, the Board of Directors of VCFC shall not, without the prior written consent of VFNL, (i) amend the VCFC Rights Agreement or (ii) take any action with respect to, or make any determination under, the VCFC Rights Agreement, including a redemption of the VCFC Rights, in each case in order to facilitate any Acquisition Transaction with respect to VCFC.

     5.16 Dividend Reinvestment Plan.

     The Continuing Corporation will, as of and after the Effective Date, assume and continue the VCFC Dividend Reinvestment Plan, and VFNL and VCFC shall take all necessary action, in accordance with applicable law and regulation, in order for such plan to remain in effect after the Effective Date in the Continuing Corporation.

                                   ARTICLE 6
                           Conditions to the Merger

     6.1  General Conditions.

     The respective obligations of each of VCFC and VFNL to effect the Merger shall be subject to the fulfillment or waiver on or before the Effective Date of the following conditions:

     (a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of this Agreement by the requisite vote of the shareholders of VCFC and VFNL.

     (b) Regulatory Approvals. VFNL and VCFC shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement by the Governmental Authorities, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of VCFC or VFNL, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Merger inadvisable or unduly burdensome.

     (c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

     (d) Tax Opinions. VCFC shall have received an opinion of LeClair Ryan, A Professional Corporation, counsel to VCFC, and VFNL shall have received an opinion of Flippin, Densmore, Morse & Jessee, P.C., counsel to VFNL, each dated as of the Effective Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the shareholders of VCFC to the extent they receive VFNL Common Stock solely in exchange for their VCFC Common Stock in the Merger, except with respect to cash received in lieu of a fractional share interest in VFNL Common Stock. In rendering its opinions, such counsel may rely upon representations contained in certificates of officers of VFNL, VCFC and others.

     (e) Accountants' Letter. Each of VCFC and VFNL shall have received a letter, dated as of the Effective Date, from Yount, Hyde & Barbour, P.C., satisfactory in form and substance to each of them, that the Merger will qualify for pooling-of-interests accounting treatment.

     (f) Fairness Opinions. Each of VCFC and VFNL shall have received updated fairness opinions from their financial advisors, dated on or about the date the Joint Proxy Statement is mailed to shareholders of VCFC and VFNL, to the effect that the terms of the Merger are fair to the shareholders of each of VCFC and VFNL from a financial point of view.

     (g) Legal Proceedings. Neither VFNL nor VCFC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

     (h) Employment Arrangements. Employment agreements shall have been entered into with Harry V. Boney, Jr., O. R. Barham, Jr. and Jeffrey W. Farrar.

     6.2  Conditions to Obligations of VFNL.

     The obligations of VFNL to effect the Merger shall be subject to the fulfillment or waiver at or before the Effective Date of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of VCFC set forth in Article 3 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date.

     (b) Performance of Obligations. VCFC shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date.

     (c) Officers' Certificate. VCFC shall have delivered to VFNL a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(f), 6.1(g), 6.2(a) and 6.2(b) have been satisfied.

     6.3  Conditions to Obligations of VCFC.

     The obligations of VCFC to effect the Merger shall be subject to the fulfillment or waiver at or before the Effective Date of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of VFNL set forth in Article 3 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on the Effective Date.

     (b) Performance of Obligations. VFNL shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Effective Date.

     (c) Officers' Certificate. VFNL shall have delivered to VCFC a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(f), 6.1(g), 6.3(a) and 6.3(b) have been satisfied.

                                   ARTICLE 7
                                  Termination

     7.1  Termination.

     This Agreement and the Plan of Merger may be terminated at any time before the Effective Date, by action taken or authorized by the board of directors of the terminating party, whether before or after the approval of the matters presented in connection with the Merger by the shareholders of VCFC or VFNL, as provided below :

     (a)  Mutual Consent.  By the mutual consent in writing of VFNL and VCFC.

     (b) Closing Delay. At the election of either party, evidenced by written notice, if the Effective Date shall not have occurred on or before March 31, 2002, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 7.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date.

     (c) Conditions to VFNL Performance Not Met. By VFNL upon delivery of written notice of termination to VCFC if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of VFNL to effect the Merger set forth in Sections
6.1 and 6.2, and such noncompliance is not waived by VFNL.

     (d) Conditions to VCFC Performance Not Met. By VCFC upon delivery of written notice of termination to VFNL if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of VCFC to effect the Merger set forth in Sections
6.1 and 6.3, and such noncompliance is not waived by VCFC.

     7.2  Effect of Termination.

     In the event this Agreement is terminated pursuant to Section 7.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, press releases and expenses set forth in Sections 5.2(c), 5.7 and 7.4, respectively, shall survive any such termination, (ii) a termination pursuant to 7.1(c) or 7.1(d) hereof shall not relieve the breaching party from liability for an uncured intentional breach of any provision of this Agreement giving rise to such termination, and (iii) the terms of the Confidentiality Agreements shall survive any such termination in accordance with their terms.

     7.3  Survival of Representations, Warranties and Covenants.

     All representations, warranties and covenants in this Agreement and the Plan of Merger shall not survive the Effective Date and shall be terminated and extinguished at the Effective Date. From and after the Effective Date, the parties hereto shall have no liability to the other on account of any breach of any of those representations, warranties and covenants; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Effective Date or (ii) relieve any person for liability for fraud, deception or intentional misrepresentation.

     7.4  Fees and Expenses.

     (a) Except as otherwise provided in this Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that VCFC and VFNL will each bear and pay one-half of the following expenses: (i) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Joint Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (ii) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC, and any other fees paid for filings with Governmental Authorities.

     (b) If this Agreement is terminated by VFNL or VCFC because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall reimburse the other party for all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement and the enforcement of its rights hereunder.

     (c) Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within 30 days after the termination of this Agreement.

                                   ARTICLE 8
                              General Provisions

     8.1  Entire Agreement.

     This Agreement, the schedules and exhibits attached hereto, and the Confidentiality Agreements contain the entire agreement between VFNL and VCFC with respect to the

Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

     8.2  Binding Effect; No Third Party Rights.

     This Agreement shall bind VFNL and VCFC and their respective successors and assigns. Other than Section 5.12, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

     8.3  Waiver and Amendment.

     Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the VCFC Meeting or the VFNL Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

     8.4  Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

     8.5  Notices.

     All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

          If to VCFC:

                  Mr. O. R. Barham, Jr.
                  President and Chief Executive Officer
                  Virginia Commonwealth Financial Corporation
                  102 South Main Street
                  P.O. Box 71
                  Culpeper, Virginia  22701-0071
                  Tele:  (540) 825-4809
                  Fax:   (540) 825-7568
          with a copy to:

                  George P. Whitley, Esquire
                  LeClair Ryan, A Professional Corporation
                  707 East Main Street; 11th Floor
                  Richmond, Virginia 23219
                  Tele:  (804) 783-2003
                  Fax:   (804) 783-2294

          If to VFNL:

                  Harry V. Boney, Jr.
                  President and Chief Executive Officer
                  Virginia Financial Corporation
                  24 South Augusta Street
                  P.O. Box 1309
                  Staunton, Virginia 24401
                  Tele:  (540) 885-1232
                  Fax:   (540) 885-8530

          with a copy to:

                  Hugh B. Wellons, Esquire
                  Flippin, Densmore, Morse & Jessee, P.C.
                  1800 First Union Tower
                  Drawer 1200
                  Roanoke, Virginia  24006
                  Tele:  (540) 510-3057
                  Fax:   (540) 510-3050

     8.6  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

     8.7  Severability.

     In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.


                  VIRGINIA FINANCIAL CORPORATION



                  By:/s/ Harry V. Boney, Jr.
                     -----------------------
                     Harry V. Boney, Jr.
                     Chairman of the Board and President



                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION



                  By:/s/ O. R. Barham, Jr.
                     ---------------------
                     O. R. Barham, Jr.
                     President and Chief Executive Officer

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

                                                                       EXHIBIT A
                                                            To the Agreement and
                                                          Plan of Reorganization


                                PLAN OF MERGER
                                    BETWEEN
                        VIRGINIA FINANCIAL CORPORATION
                                      AND
                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

     Pursuant to this Plan of Merger ("Plan of Merger"), Virginia Commonwealth Financial Corporation, a Virginia corporation ("VCFC"), shall merge with and into Virginia Financial Corporation, a Virginia corporation ("VFNL").

                                   ARTICLE 1
                              Terms of the Merger

     1.1  The Merger.

     Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of June 12, 2001, between VFNL and VCFC (the "Agreement"), at the Effective Date VCFC shall be merged with and into VFNL (the "Merger") in accordance with the provisions of Virginia law and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act (the "Act"). VFNL shall be the surviving corporation of the Merger, and its name shall be Virginia Financial Group, Inc. (VFNL as existing on and after the Effective Date is sometimes referred to herein as the "Continuing Corporation"). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the "Effective Date").

                                   ARTICLE 2
                  Manner of Converting and Exchanging Shares

     2.1  Conversion of Shares; Exchange of Shares.

     At the Effective Date, by virtue of the Merger and without any action on the part of the shareholders of VCFC and VFNL, as the case may be, such shareholders will be entitled to the following:

     (a) Each share of common stock, par value $2.50 per share, of VCFC ("VCFC Common Stock") issued and outstanding immediately before the Effective Date (other than dissenting shares as provided for in Section 2.6) will cease to be outstanding and will be converted into and exchanged for 1.4391 shares of common stock, par value $5.00 per share, of the Continuing Corporation ("Continuing Corporation Common Stock") pursuant to the terms and conditions set forth in this Agreement and Plan of Merger (the

"Exchange Ratio"). Each holder of a certificate representing shares of VCFC Common Stock, upon the surrender of such certificates to the Continuing Corporation, duly endorsed for transfer in accordance with Section 2.2, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Continuing Corporation Common Stock that such VCFC shares will be converted into pursuant to the Exchange Ratio. Each such holder of VCFC Common Stock will have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2.

     (b) Each share of common stock, par value $5.00 per share, of VFNL ("VFNL Common Stock") issued and outstanding immediately before the Effective Date (other than dissenting shares as provided for in Section 2.6) will remain an issued and outstanding share of the Continuing Corporation. Each holder of a certificate representing shares of VFNL Common Stock, upon the surrender of such certificates to the Continuing Corporation, duly endorsed for transfer in accordance with Section 2.2, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Continuing Corporation Common Stock equal to the number of shares of VFNL Common Stock that were outstanding in such holders name immediately before the Effective Date. Each such holder of VFNL Common Stock will have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 upon the surrender of such certificate in accordance with Section 2.2.

     (c) At the Effective Date, each outstanding stock option to purchase shares of VCFC Common Stock (a "VCFC Stock Option"), and each outstanding restricted stock unit (a "VCFC Stock Unit") issued pursuant to the Virginia Commonwealth Financial Corporation 1998 Incentive Stock Plan (the "VCFC Stock Plan"), whether vested or unvested, will be assumed by the Continuing Corporation. Each VCFC Stock Option that is then outstanding and unexercised shall be converted into and become an option to purchase shares of the Continuing Corporation Common Stock, and the Continuing Corporation shall assume each such VCFC Stock Option in accordance with the terms of the VCFC Stock Plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such VCFC Stock Option assumed by the Continuing Corporation may be exercised solely to purchase shares of the Continuing Corporation Common Stock, (ii) the number of shares of the Continuing Corporation Common Stock purchasable upon exercise of such VCFC Stock Option shall be equal to the number of shares of VCFC Common Stock that were purchasable under such VCFC Stock Option immediately before the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iii) the per share exercise price under each such VCFC Stock Option shall be adjusted by dividing the per share exercise price of each such VCFC Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each VCFC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to the Continuing Corporation Common Stock on or subsequent to the Effective

Date. It is intended that the foregoing assumption shall be effected in a manner that is consistent with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), as to any VCFC Stock Option that is an "incentive stock option" (as defined in Section 424 of the Code).

     (d) Each holder of a VCFC Stock Unit will be entitled to that number of restricted stock units of the Continuing Corporation determined by multiplying the number of VCFC Stock Units held by such holder immediately prior to the Effective Date by the Exchange Ratio.

     (e) In the event VFNL or VCFC changes (or establishes a record date for changing) the number of shares of its common stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to its outstanding common stock, and the record date therefor shall be before the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

     2.2 Exchange Procedures.

     (a) Promptly after the Effective Date, the Continuing Corporation will cause its transfer agent, or such other transfer agent or depository or trust institution of recognized standing approved by VFNL and VCFC (in such capacity, the "Exchange Agent"), to send to each former shareholder of record of VCFC immediately before the Effective Date transmittal materials for use in exchanging such shareholder's certificates of VCFC Common Stock based upon the Exchange Ratio.

     (b) Promptly after the Effective Date, the Continuing Corporation will cause the Exchange Agent to send to each shareholder of record of VFNL immediately before the Effective Date transmittal materials for use in exchanging such shareholder's certificates of VFNL Common Stock for certificates representing an equal number of shares of the Continuing Corporation Common Stock.

     (c) After the Effective Date, there will be no transfers of shares of VCFC Common Stock or VFNL Common Stock on the stock transfer books of VCFC, VFNL or the Continuing Corporation, and shares of VCFC Common Stock and VFNL Common Stock presented to the Continuing Corporation for any reason will be canceled and exchanged in accordance with this Article 2.

     2.3 No Fractional Shares.

     The Continuing Corporation will issue cash in lieu of fractional shares to the holders of VCFC Common Stock on the basis of the Average Closing Price of VFNL Common Stock. As used herein, "Average Closing Price" shall mean the average of the closing price of VFNL Common Stock as reported on the OTC Bulletin Board for each of the five trading days during which VFNL Common Stock actually traded immediately preceding the Effective Date.

     2.4 Dividends.

     No dividend or other distribution payable to the holders of record of VCFC Common Stock or VFNL Common Stock at or as of any time after the Effective Date will be paid to the holder of any certificate representing shares of such common stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate (or customary indemnity if any of such certificate is lost, stolen or destroyed) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

     2.5 Dissenters' Rights.

     Shareholders of VCFC and VFNL who object to the Merger will be entitled to the rights and remedies set forth in Sections 13.1-729 through 13.1-741 of the Act.

                                   ARTICLE 3
                     Articles of Incorporation and Bylaws

     As of the Effective Date, the Articles of Incorporation attached hereto as Annex 1 (which are identical to the form of the Articles of Incorporation attached to the Agreement as Exhibit D) shall become the Articles of Incorporation of the Continuing Corporation and shall remain in effect following the Effective Date until otherwise amended. As of the Effective Date, the form of bylaws attached to the Agreement as Exhibit E thereto shall become the Bylaws of the Continuing Corporation and shall remain in effect following the Effective Date until otherwise amended or repealed.

                                   ARTICLE 4
                             Conditions Precedent

     The obligations of VFNL and VCFC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

                                   ARTICLE 5
                                  Termination

     This Plan of Merger may be terminated at any time before the Effective Date by the parties hereto as provided in Article 7 of the Agreement.